Exhibit 8.1       Principal Subsidiaries of the Registrant


Name                                        Jurisdiction of Incorporation

Ryanair Limited                                      Ireland
Darley Investments Limited*                          Ireland
Ryanair.com Limited                                  Ireland
Buzz Stansted Ltd.*                              United Kingdom

* These subsidiaries are wholly owned by Ryanair Limited, which in turn is wholly owned by Ryanair Holdings plc.